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                                                                     Exhibit 3.1

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       of

                        ANTEON INTERNATIONAL CORPORATION

         Anteon International Corporation, a corporation duly incorporated under the laws of the State of Delaware, hereby certifies as follows:

         FIRST: The present name of the corporation is Anteon International Corporation (the "Corporation"). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on the 15th day of March, 1996, under the name CIC Technologies, Inc.

         SECOND: The Certificate of Incorporation was amended on the 2nd day of April, 1996, to change the name of the Corporation to Azimuth Technologies, Inc.

         THIRD: The Certificate of Incorporation was restated and further amended on June 23, 1999.

         FOURTH: The Certificate of Incorporation was amended on the 20th day of December, 2001, to change the name of the Corporation to Anteon International Corporation.

         FIFTH: The Certificate of Incorporation was amended on the [ ] day of February, 2002, to increase the authorized number and effect a split of the stock of the Corporation.

         SIXTH: This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the Delaware General

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Corporation Law (the "General Corporation Law") and by the written consent of stockholders in accordance with Section 228 of the General Corporation Law.

         SEVENTH: This Amended and Restated Certificate of Incorporation restates and further amends the Certificate of Incorporation of the Corporation to read as follows:

         1. NAME. The name of the corporation is "Anteon International Corporation."

         2. ADDRESS; REGISTERED OFFICE AND AGENT. The address of the Corporation's registered office is 1013 Centre Road, City of Wilmington, State of Delaware, and the name of its registered agent at such address is The Corporation Service Company.

         3. PURPOSES. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

         4. NUMBER OF SHARES. The total number of shares of stock that the
Corporation shall have authority to issue is: [                   ] ([        ])
divided as follows: [                          ] ([           ]) shares of
Preferred Stock, of the par value of $0.01 per share (the "Preferred Stock"),
and [                        ] ([           ]) shares of Common Stock, of the
par value of $0.01 per share (the "Common Stock").

                  4.1 The designation, relative rights, preferences and limitations of the shares of each class are as follows: 4.1.1 The shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate

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number of shares issued and not retired of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of Preferred Stock from time to time adopted by the Board of Directors of the Corporation (the "Board") pursuant to authority so to do which is hereby expressly vested in the Board. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Each series of shares of Preferred Stock: (a) may have such voting rights or powers, full or limited, if any; (b) may be subject to redemption at such time or times and at such prices, if any; (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock, if any; (d) may have such rights upon the voluntary or involuntary liquidation, winding up or dissolution of, upon any distribution of the assets of, or in the event of any merger, sale or consolidation of, the Corporation, if any; (e) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation (or any other securities of the Corporation or any other person) at such price or prices or at such rates of exchange and with such adjustments, if any; (f) may be entitled to the

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benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts, if any; (g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation, if any; (h) may be subject to restrictions on transfer or registration of transfer, or on the amount of shares that may be owned by any person or group of persons; and (i) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, if any; all as shall be stated in said resolution or resolutions of the Board providing for the designation and issue of such shares of Preferred Stock.

                  4.1.2 Except as otherwise provided by law or by this Certificate of Incorporation and subject to the express terms of any series of shares of Preferred Stock, the holders of outstanding shares of Common Stock shall exclusively possess voting power for the election of Directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in his or her name on the books of the Corporation. Except as otherwise provided by law or by this Certificate of Incorporation and subject to the express terms of any series of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled, to the exclusion of the holders of shares of Preferred Stock of any and all series, to receive such dividends as from time to time may be declared by the Board. In the event of any liquidation, dissolution or winding up of the Corporation,

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whether voluntary or involuntary, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to share ratably according to the number of shares of Common Stock held by them in all remaining assets of the Corporation available for distribution to its stockholders.

                  4.1.3 Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law or any corresponding provision hereinafter enacted.

         5. BOARD OF DIRECTORS. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Unless and except to the extent that the By-laws of the Corporation (the "By-laws") shall so require, the election of the Directors of the Corporation need not be by written ballot.

                  5.1 The Board (other than those Directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of this Certificate of Incorporation (the "Preferred Stock Directors")) shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Class I Directors shall initially serve until the first annual meeting of stockholders held following _____________; Class II Directors shall initially serve until the second annual meeting of stockholders held following _____________; and Class III

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Directors shall initially serve until the third annual meeting of stockholders held following _____________. Commencing with the first annual meeting of stockholders held following _____________, Directors of each class the term of which shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting of stockholders and until the election and qualification of their respective successors in office. In case of any increase or decrease, from time to time, in the number of Directors (other than Preferred Stock Directors), the number of Directors in each class shall be apportioned as nearly equal as possible.

                  5.2 Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board. Any Director so chosen shall hold office until the next election of the class for which such Director shall have been chosen and until his or her successor shall be elected and qualified. No decrease in the number of Directors shall shorten the term of any incumbent Director.

                      5.3 The nomination for the election of Directors on behalf of the Board shall be subject to the following provisions:

                      5.3.1 At any time that the Caxton-Iseman Stockholders (as defined below) Beneficially Own (as defined below) at least a majority of the outstanding Common Stock (as of the record date for determining stockholders who are entitled to vote for the election of Directors (the "Record Date")), the Caxton-Iseman

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Stockholders shall exclusively have and exercise all power and authority of the
Board in respect of nominating, by delivery of written notice to the Corporation executed on behalf of the Caxton-Iseman Stockholders by the Caxton-Iseman Stockholders then Beneficially Owning Common Stock constituting at least a majority of the Common Stock then Beneficially Owned in the aggregate by all Caxton-Iseman Stockholders setting forth the nominees selected by the Caxton-Iseman Stockholders (a "Nomination Notice"), a number of nominees for election as Directors, at any meeting of stockholders of the Corporation at which one or more Directors are to be elected, which, if elected, when added to the number of continuing Directors who are not then subject to election and who are Caxton-Iseman Directors (as defined below), would equal the smallest number that constitutes a majority of the total number of Directors of the Corporation immediately following such election.

                      5.3.2 At any time that the Caxton-Iseman Stockholders Beneficially Own more than 10% of the outstanding Common Stock and less than a majority of the Common Stock (as of the relevant Record Date), the Caxton-Iseman Stockholders shall exclusively have and exercise all power and authority of the Board in respect of nominating, by delivery of a Nomination Notice, a number of nominees for election as Directors, at any meeting of stockholders of the Corporation at which one or more Directors are to be elected, which, if elected, when added to the number of continuing Directors who are not then subject to election and who are Caxton-Iseman Directors, would equal the number obtained by dividing (i) the product of (a) the number of outstanding shares of Common Stock Beneficially Owned by the Caxton-Iseman Stockholders (as of the relevant Record
Date) and (b) the number of Directors expected

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to constitute the Board immediately following such election, by (ii) the number of shares of outstanding Common Stock (as of the relevant Record Date); PROVIDED, HOWEVER, that if such number is not a whole number, such number shall be deemed to equal the next highest whole number.

                      5.3.3 At any time that the Caxton-Iseman Stockholders Beneficially Own more than 10% of the outstanding Common Stock (as of the relevant Record Date), the Caxton-Iseman Stockholders shall exclusively have and exercise all power and authority of the Board in respect of filling, by delivery of a written notice to the corporation, (i) any vacancy occurring in a directorship which was held by a Caxton-Iseman Director or (ii) any newly created directorships that result from increasing the size of the Board (but only to the extent that the number of any such newly created directorships, when added to the number of continuing Directors who are Caxton-Iseman Directors, is equal to or less than the number of Directors that the Caxton-Iseman Stockholders would be entitled to nominate pursuant to the provisions of Sections 5.3.1 or 5.3.2 above had such newly created directorships existed at any meeting of stockholders of the Corporation at which one or more Directors were to be elected).

                      5.3.4 In the event that the Board solicits proxies from the stockholders of the Corporation for the election of any Directors at any meeting of stockholders and fails to solicit proxies for the election at such meeting of the persons nominated by the Caxton-Iseman Stockholders pursuant to the provisions of Sections 5.3.1 and 5.3.2 (the "Caxton-Iseman Nominees"), then the Caxton-Iseman Stockholders may, at the expense of the Company, solicit proxies for the election as Directors at such meeting of the Caxton-Iseman Nominees.


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                      5.3.5 At any time that the Caxton-Iseman Stockholders
Beneficially Own less than a majority and more than one-third of the outstanding Common Stock, Section 5.3 of this Certificate of Incorporation may not be amended, altered or repealed (including by merger, consolidation or otherwise), without the affirmative vote of the holders of at least two-thirds of the then outstanding Common Stock. At any time that the Caxton-Iseman Stockholders Beneficially Own less than one-third of the outstanding Common Stock, this
Section 5.3 of this Certificate of Incorporation may not be amended, altered or repealed (including by means of a merger, consolidation or otherwise), without the affirmative vote of the holders of at least three-fourths of the then outstanding Common Stock.

                      5.3.6 For purposes of this Certificate of Incorporation,
(i) "Caxton-Iseman Stockholders" shall mean Frederick J. Iseman, Azimuth Technologies, L.P., Azimuth Tech. II LLC or any of their respective Affiliates (as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Rules")) and Associates (as defined in the Rules), (ii) "Caxton-Iseman Directors" shall mean any Director who was nominated by the Caxton-Iseman Stockholders pursuant to this Section 5.3 and elected by the stockholders of the Corporation, and, at any time prior to the end of their respective initial terms following the date hereof, Frederick
J. Iseman, Steven M. Lefkowitz, Robert A. Ferris and [ ] and (iii) "Beneficially Own," "Beneficially Owned" or "Beneficial Ownership" shall have the meaning set forth in Rule 13d-3 of the Rules.

         6. LIMITATION OF LIABILITY. No Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach


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of fiduciary duty as a Director, provided that this provision shall not eliminate or limit the liability of a Director (a) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under section 174 of the General Corporation Law or (d) for any transaction from which the Director derived any improper personal benefits. If the General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

         Any repeal or modification of the foregoing provision shall not adversely affect any right or protection of a Director of the Corporation in respect of any act or omission occurring prior to the time of such repeal or modification.

         All references in this Section 6 to a Director or Directors of the Corporation shall also be deemed to refer to the Caxton-Iseman Stockholders to the extent that they exercise the power and authority of the Board pursuant to the provisions of Section 5.3 above.

         7. INDEMNIFICATION.

                  7.1 To the extent not prohibited by applicable law, the Corporation shall indemnify any person (a "Covered Person") who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (a "Proceeding"), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such

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person is the legal representative, is or was a Director or officer of the
Corporation, or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director or officer of any other corporation or in a capacity with comparable authority or responsibilities for any partnership, joint venture, trust, employee benefit plan or other enterprise (an "Other Entity"), against expenses (including attorneys' fees) in the event of an action by or in the right of the Corporation and against judgments, fines, and amounts paid in settlement and expenses (including attorneys' fees), in the event of any other proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal proceeding, had no reason to believe the person's conduct was unlawful. Persons who are not Directors or officers of the Corporation may be similarly indemnified in respect of service to the Corporation or to an Other Entity at the request of the Corporation to the extent the Board at any time specifies that such persons are entitled to the benefits of this Section 7. Notwithstanding the foregoing, except as otherwise provided in Section 7.9, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board.

                      7.2 The Corporation shall, from time to time, reimburse or advance to any Covered Person the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in defense of any Proceeding, in advance of the final disposition of such Proceeding; PROVIDED, HOWEVER, that, if required by the General Corporation Law, such payment of expenses in advance of the final disposition

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of a Proceeding shall be made only upon receipt by the Corporation of an undertaking, by the Covered Person, to repay any such amount so advanced if it shall ultimately be determined that such Covered Person is not entitled to be indemnified for such expenses.

                      7.3 The rights to indemnification or advancement of expenses provided by, or granted pursuant to, this Section 7 shall not be deemed exclusive of any other rights to which a person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under applicable law, this Certificate of Incorporation, the By-laws, any agreement, any vote of stockholders or disinterested Directors or otherwise.

                      7.4 The rights to indemnification or advancement of expenses provided by, or granted pursuant to, this Section 7 shall continue as to a person who has ceased to be a Director or officer and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.

                      7.5 The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of an Other Entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Section 7, the By-laws or under Section 145 of the General Corporation Law or any other provision of law.

                      7.6 Any repeal or modification of the provisions of this Section 7 shall not adversely affect any right or protection hereunder of any Covered

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Person in respect of any act or omission occurring prior to the time of such repeal or modification.

                      7.7 The rights to indemnification or advancement of expenses provided by, or granted pursuant to, this Section 7 shall be enforceable by any Covered Person in the Court of Chancery of the State of Delaware. The burden of proving that such indemnification or advancement of expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including its Board, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board, its independent legal counsel and its stockholders) that such person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or advancement of expenses, in whole or in part, in any such proceeding.

                      7.8 The Corporation's obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at the Corporation's request as a director, officer, employee or agent of any Other Entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such Other Entity.

                      7.9 If a claim for indemnification or advancement or reimbursement of expenses under this Article 7 is not paid in full within 30 days after a

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written claim therefor by the Covered Person has been received by the
Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement or reimbursement of expenses under applicable law.

                      7.10 This Section 7 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and advance or reimburse expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

         8. SECTION 203. The Corporation hereby expressly elects not to be governed by the provisions of Section 203 of the General Corporation Law (or any successor provision thereof), and the restrictions and limitations set forth therein.

         9. ACTION BY WRITTEN CONSENT. Except as otherwise provided for or fixed pursuant to the provisions of this Certificate of Incorporation relating to the rights of holders of any series of Preferred Stock to vote as a class on certain matters, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.

         10. QUALIFICATION OF DIRECTORS. There shall be no limitation on the qualification of any person to be a Director or on the ability of any Director to vote on any matter brought before the Board or any Board committee, except
(i) as required by applicable law, (ii) as set forth in this Certificate of Incorporation or (iii) as set forth in

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any By-laws adopted by the Board with respect to the eligibility of a person for election as a Director upon reaching a specified age or, in the case of employee Directors, with respect to the qualification for continuing service of Directors upon ceasing employment from the Corporation.

         11. ADOPTION, AMENDMENT AND/OR REPEAL OF BY-LAWS. The Board may from time to time adopt, amend or repeal the By-laws; PROVIDED, HOWEVER, that any By-laws adopted or amended by the Board may be amended or repealed, and any By-laws may be adopted, by the stockholders of the Corporation by, (i) at any time that the Caxton-Iseman Stockholders Beneficially Own a majority of the outstanding Common Stock, the affirmative vote of the holders of a majority in voting power of the outstanding stock of the Corporation and (ii) at any time that the Caxton-Iseman Stockholders Beneficially Own less than a majority of the outstanding Common Stock, the affirmative vote of the holders of at least three-fourths in voting power of the outstanding stock of the Corporation.


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         IN WITNESS WHEREOF, the undersigned has executed this Amended and
Restated Certification of Incorporation this ___ day of ________________, 2002.

                                ANTEON INTERNATIONAL CORPORATION

                                By:
                                    --------------------------------------------
                                    Name: Joseph M. Kampf
                                    Title: President and Chief Executive Officer